Exhibit 10.1

Amendment to EXCLUSIVE LICENSE Agreement
This Amendment to the Exclusive License Agreement, dated as of September 5, 2017 (the “Amendment”), by and between Mills Pharmaceuticals, LLC., a Delaware limited liability MPI (the “MPI”), and BioVascular, Inc., a Delaware MPI (the “BVI”), amends the Exclusive License Agreement, dated as of December 20, 2013, by and between the MPI and BVI (the “License Agreement”). Capitalized terms shall of the meaning set forth in the License Agreement unless otherwise set forth herein.
WITNESS:
WHEREAS, the MPI and the BVI wish to resolve the dispute regarding MPI’s Commercially Reasonable Efforts to Develop the controlled release formulation of anagrelide by making certain amendments to the License Agreement.
NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the MPI and the BVI hereby agree as follows:

1.	Royalties. Section 3.2(a) of the License Agreement is hereby amended by deleting the chart contained therein and substituting the following chart:

Cumulative Net Sales[1] in a Calendar Year ("Annual Net Sales")	Rate
Portion of Annual Net Sales under $100,000,000	4%
Portion of Annual Net Sales equal to or greater than $100,000,000	6%
In calculating the Annual Net Sales for the purposes of determining the applicable royalty rate, Annual Net Sales shall include the cumulative Net Sales of MPI, its Affiliates and all Sublicensees (including U.S. Sublicensees) in a calendar Year. For the avoidance of doubt, the Net Sales of U.S. Sublicensees shall not be included in the calculation of royalties due under Section 3.2(a).

2.	Milestone Payments. Section 3.5 of the License Agreement is hereby amended by adding after the last paragraph of Section 3.5 the following paragraph:

3.Subject to payments to be made to Comerica Bank pursuant to Section 3.8, MPI shall make the following payments (“Advance Payments”) to BVI: (i) two hundred thousand dollars ($200,000) with one hundred thousand dollars ($100,000) of such amount paid to Comerica Bank, all such payments being made on or before October 31, 2017, and (ii) one hundred fifty thousand dollars ($150,000) within 30 days after the Effective Time as that term is defined in the Agreement and Plan of Merger and Reorganization dated August 7, 2017 by and among Galena Biopharma, Inc., Sellas Intermediate Holdings I, Inc., Sellas Intermediate Holdings II, Inc., Galena Bermuda Merger Sub, Ltd., and SELLAS Life Sciences Group Ltd. but no later than December 31, 2017. Such Advance payments shall credited against the applicable Milestone Payments set forth in the first paragraph of this Section 3.5.

4.Sublicenses. Section 3.10 of the License Agreement is hereby amended by adding after the first paragraph of Section 3.10 the following paragraph:

In the event MPI sublicenses to Third Parties any rights under BVI Technology, MPI shall pay BVI the following payments:

Sublicense to Third Party prior to first patient enrolled in Phase 3 trial of controlled release formulation of anagrelide for patients with essential thrombocythemia	25% of any cash received by MPI for upfront fess or milestone payments
Sublicense to Third Party after first patient enrolled in Phase 3 trial of controlled release formulation of anagrelide for patients with essential thrombocythemia	17.5% of any cash received by MPI for upfront fess or milestone payments

5.	Diligence. Section 4.5 of the License Agreement is hereby amended by adding after the first paragraph of Section 4.5 the following paragraph:
In the event the first patient is not enrolled in the Phase 3 trial of controlled release formulation of anagrelide for patients with essential thrombocythemia by December 31, 2018, BVI shall have the right to terminate all rights and licenses granted to MPI under this Agreement and none of the advanced milestone payments set forth in Section 2 of this Amendment shall be repaid to MPI.

6.	Notices. Section 12.4 of the License Agreement is amended so that notices to the MPI will be address or directed as follows:
Galena Biopharma Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583; attention: Thomas J. Knapp, Interim General Counsel; telephone: 925-498-7734; email: tknapp@galenabiopharma.com.

7.	Full Force and Effect. The License Agreement remains in full force and effect as amended by this Amendment.

(Signature page on the next page)

IN WITNESS WHEREOF, the parties hereto have signed this Amendment on the date first above written.
MILLS PHARMACEUTICALS, LLC
By: /s/ Stephen F. Ghiglieri
Name:    Stephen F. Ghiglieri
Title: Interim Chief Executive Officer and Chief Financial Officer

BIOVASCULAR, INC.
By: /s/ John H. Parrish
Name:    John H. Parrish
Title: President and Chief Executive Officer